ASSIGNMENT

THIS ASSIGNMENT (the “Assignment”), dated as of June 30, 2016 (the “Effective Date”), is made by and between Raymon Tate (“Tate”), and American Gas & Technology LP, an Oregon limited partnership (“AG&T LP”).

RECITALS

WHEREAS, TATE is desirous of assigning to AG&T LP, and AG&T LP is desirous of assuming from TATE, full ownership of the property in Dallas, Oregon, free and clear of any liens or encumbrances, in exchange for 522,600 limited partnership units of American Gas & Technology LP, an Oregon limited partnership (the “LP Units”)

ASSIGNMENT AND ASSUMPTION

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Assignment and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto intending to be legally bound hereby agree as follows:

1.	ASSUMPTION OF DEBTS

1.1	Subject to the terms of this Assignment, AG&T LP agrees to assume a mortgage in the amount of $4,125,000 dated April 6, 2016 and payable to Precision Capital by Tate.
1.2	Subject to the terms of this Assignment, AG&T LP agrees to assume a mortgage in the amount of $600,000 dated April 6, 2016 and payable to Harvey S. Fink by Tate.
1.3	Together, these debts shall be known as the “Debt”.

2.	ASSIGNMENT OF ASSET AND ISSUANCE OF UNITS

2.1	Subject to the terms of this Assignment, Tate agrees to assign to AG&T LP the list of assets attached as Exhibit A (“Assets”)
2.2	As consideration for the assignment of the Assets, AG&T LP agrees to assign to Tate 522,600 LP Units and assume the foregoing Debt.

3.	REPRESENTATIONS AND WARRANTIES

3.1	Representations and Warranties of Tate:
3.1.1	Authorization. This Assignment and all other agreements contemplated by this Assignment, when executed and delivered by the parties thereto, shall constitute legal, valid, and binding obligations of Tate, enforceable against Tate in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency and similar laws affecting the rights of creditors generally or judicial limits on equitable remedies.
3.1.2	No Adverse Consequences. The execution, delivery and performance of this Assignment by Tate will not: i) result in the creation of imposition of any lien,

security interest, charge or encumbrance on the Assets; ii) violate any law, judgment, order, injunction, decree, rule, regulation or ruling of any governmental authority applicable to Tate; or iii) conflict with, constitute grounds for termination or acceleration of, result in the breach of the terms, conditions, or provisions of, result in the loss of any benefit to Tate under, or constitute a default under (whether by virtue of the application of a “change of control” provision or otherwise) any agreement, instrument, license or permit to which either Tate is a party or by which Tate is bound.

3.1.3	Clear Title. Tate represents and warrants that Tate has good and marketable title to all of the Assets, in each case free and clear of all options, warrants, mortgages, liens, security interests, pledges, charges or encumbrances of any nature whatsoever other than as disclosed in this Assignment.
3.1.4	Litigation. There are no actions, suits, proceedings, orders, investigations, or claims pending or, to Tate’s knowledge, threatened against the Assets, at law or in equity.
3.1.5	Accuracy of Representations and Warranties. None of the representations and warranties of Tate contain any untrue statement of material fact or omit any material fact necessary to the statements contained in this Agreement not misleading.

3.2	Representations and Warranties of AG&T LP:
3.2.1	Organizational Power. AG&T LP is a limited partnership incorporated and legally existing under the laws of the state of Oregon, and has all requisite power and authority to enter into this Assignment and to perform its obligations hereunder.
3.2.2	Authorization. The execution, delivery and performance of this Assignment and all other agreements contemplated by this Assignment to which AG&T LP is a party have been duly and validly authorized by all necessary corporate action of AG&T LP. This Assignment and all other agreements contemplated by this Assignment, when executed and delivered by the parties thereto, shall constitute legal, valid, and binding obligations of AG&T LP, enforceable against AG&T LP in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency and similar laws affecting the rights of creditors generally or judicial limits on equitable remedies.
3.2.3	No Adverse Consequences. The execution, delivery and performance of this Assignment by AG&T LP will not: i) violate or conflict with, or result in a breach of, any provision of AG&T LP’s articles or limited partnership agreement; ii) violate any law, judgment, order, injunction, decree, rule, regulation or ruling of any governmental authority applicable to AG&T LP; or iii) conflict with, constitute grounds for termination or acceleration of, result in the breach of the terms, conditions, or provisions of, result in the loss of any benefit to AG&T LP under, or constitute a default under (whether by virtue of the application of a “change of control” provision or otherwise) any agreement, instrument, license or permit to which either AG&T LP is a party or by which Tate is bound.

3.2.4	Accuracy of Representations and Warranties. None of the representations and warranties of AG&T LP contain any untrue statement of material fact or omit any material fact necessary to the statements contained in this Agreement not misleading.

3.3	All representations, warranties, covenants and agreements made in this Assignment or in any exhibit, schedule, certificate or agreement delivered in accordance with this Assignment shall survive the Effective Date.

4.	GENERAL PROVISIONS

4.1	Waiver. The failure of either party to comply with any obligation, covenant, agreement or condition in this Assignment may be waived in writing by the party entitled to the performance of such obligation, covenant or agreement or by the party who has the benefit of such condition, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.
4.2	Amendment. This Assignment may not be amended unless consented to in writing by the parties hereto.
4.3	Assignment. This Assignment may not be assigned by either party without the prior written consent of the other party hereto.
4.4	Notice. Any notice or communication required or permitted to be given under this Assignment shall be given in writing and shall be considered to have been given if delivered by hand, transmitted by facsimile transmission or mailed by prepaid registered post in the United States, to the last known address of the other party. Either party may designate in writing at any time the latest address to which notice may be given to that party.
4.5	Currency. Any references to currency in this Assignment or any attachment thereof are to be un U.S. Dollars unless otherwise stated.
4.6	Time of the Essence. Time shall be of the essence of this Assignment.
4.7	Invalidity. The invalidity or unenforceability of any provision of this Assignment shall not affect the validity or enforceability of any other provision and any such invalid or unenforceable provision shall be deemed to be severable.
4.8	Entire Agreement. The provisions of this Assignment constitute the entire agreement between the parties and supersede all previous communications, representations and agreements, whether oral or written, between the parties with respect to the subject matter of this Assignment.
4.9	Inurement. This Assignment shall inure to the benefit of and be binding upon the parties and, except as otherwise provided or as would be inconsistent with the provisions of this Assignment, their respective heirs, executors, administrators, successors and assigns.

4.10	Independent Legal Advice. Each of the parties to this Assignment confirms and acknowledges that it has been provided with an opportunity to seek independent legal advice with respect to its rights, entitlements, liabilities and obligations hereunder and understands that it has been recommended that such advice be sought prior to entering into this Assignment.
4.11	Counterparts. This Assignment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. In the event that this Assignment is signed by one party and faxed or emailed to another, the parties agree that a faxed or emailed signature shall be binding upon the parties as though the signature was an original.

IN WITNESS WHEREOF this Assignment has been executed by the parties, and is effective as of the Effective Date.

RAYMON TATE	AMERICAN GAS & TECHNOLOGY LP

/s/Raymon E. Tate Jr.	/s/Raymon E. Tate Jr.
By: Raymon E. Tate Jr.

Exhibit A

The following property with associated mortgages is being transferred to American Gas & Technology LP:

Two buildings with all improvements and 132,000 square feet total on 8.8 acres of land at 1270 SE Monmouth Cutoff Rd., Dallas, OR 97338. (see property description below).

$338,000 in a Holdback account that will be paid out when the demonstration L-1200 LNG station is refurbished and installed outside the building and is fueling an LNG truck.

Property description:

Being a tract of land in Grant Donation Land Claim No. 43 in Township 8 South, Range 5 West of the Willamette Meridian, in the City of Dallas, Polk County, State of Oregon, described as follows:

Beginning at the Southwest corner of the David Grant Donation Land Claim No. 43 in Section 4, Township 8 South, Range 5 West; thence North 3097 feet along the West line of Donation Land Claim to the North boundary line of County Road No. 851; thence South 69°00’ East along said North boundary line 193.80 feet to the Southeast corner of a tract of land conveyed to LeRoy J. and LaVern Edith Layton, by Warranty Deed filed April 12, 1946 in Volume 124, Page 568, Polk County Records and the true point of beginning; thence North 00°18’03” East, along the East line and its Northerly extension of said Layton property, 547.05 feet to an iron rod; thence South 89°18’18” East 375.112 feet to an iron rod; thence South 32°47’29” East 383.36 feet to an iron rod; thence South 00°13’00” East 329.39 feet to an iron rod; thence South 13°43’56” West 111.29 feet to an iron rod on the North boundary of said Country Road; thence North 68°48’30” West along the North line of said Country Road 601.07 feet to the point of beginning.